UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 12b-25

Commission File Number:  0-26028

NOTIFICATION OF LATE FILING

(Check one): [   ] Form 10-K   [   ] Form 20-F   [   ] Form 11-K   [X] Form 10-Q   [   ] Form N-SAR
       [   ] Form N-CSR

For Period Ended:  December 31, 2012

[   ]  Transition Report on Form 10-K
[   ]  Transition Report on Form 20-F
[   ]  Transition Report on Form 11-K
[   ]  Transition Report on Form 10-Q
[   ]  Transition Report on Form N-SAR

For the Transition Period Ended: __________________________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

______________________________________________________________________________________

PART I — REGISTRANT INFORMATION

Imaging Diagnostic Systems, Inc.
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Full Name of Registrant

______________________________________________________________________________________
Former Name if Applicable

5307 NW 35th Terrace
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Address of Principal Executive Office (Street and Number)

Fort Lauderdale, FL  33309
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City, State and Zip Code

PART II — RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]  (a)                  The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.
[X]  (b)                  The subject annual report, semi-annual report, transition report on Form 10-K,
Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
[   ]  (c)                  The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III — NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Imaging Diagnostic Systems, Inc. (the "Company") is filing this report for a 5-day extension for filing its Quarterly Report on Form 10-Q for the period ended December 31, 2012.  The Company was unable to file its Form 10-Q within the prescribed time period due to requiring additional time to prepare and review its financial statements, including the notes thereto for the quarter ended December 31, 2012.  Such delay could not be eliminated by the Company without unreasonable effort and expense.  The Company intends to file its Form 10-Q on or before the extended deadline of February 19, 2013.

PART IV — OTHER INFORMATION
(1) Name and telephone number of person to contact in regard to this notification

       Allan L. Schwartz         (954)               581-9800
___________________________________  ___________  ____________________________________
(Name)       (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed ? If answer is no, identify report(s).   Yes  [X]     No  [   ]
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof ?    Yes  [   ]     No  [X]

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

______________________________________________________________________________________

                                                          Imaging Diagnostic Systems Inc.
________________________________________________
(Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 14, 2013                                                                       BY: /s/ Allan L. Schwartz
Allan L. Schwartz
Executive Vice-President
and Chief Financial Officer
(PRINCIPAL ACCOUNTING OFFICER)